Exhibit 99.2

JOINT FILING AGREEMENT

We, the signatories of the statement to which this Joint Filing Agreement is attached, hereby agree that such statement is filed, and any amendments thereto filed by any and all of us will be filed, on behalf of each of us and that this Agreement be included as an exhibit to such statement.

Dated: November 14, 2013

/s/ Ki Yong Choi
Ki Yong Choi

Ki Yong Choi and Laura Choi, as Trustees UAD 7/27/01
FBO Choi Family Living Trust

By:	/s/ Ki Yong Choi, Trustee
Ki Yong Choi, Trustee

By:	/s/ Laura H. Choi
Laura H. Choi, Trustee